  As filed with the Securities and Exchange Commission on October 1, 1999
                                                      Registration No. 333-80141
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ----------

                            AMENDMENT NO. 7 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                  ----------
                                 DSL.net, Inc.
             (Exact name of registrant as specified in its charter)

                                  ----------
         Delaware                     4813                   06-1510312
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                                  ----------
                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------
              David Struwas, President and Chief Executive Officer
                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------
                                   Copies to:

  Mark H. Burnett, Esq.      Stephen Zamansky, Esq.   Ellen B. Corenswet, Esq.
     Testa, Hurwitz &            DSL.net, Inc.          Babak Yaghmaie, Esq.
      Thibeault, LLP          545 Long Wharf Drive       Brobeck, Phleger &
     125 High Street      New Haven, Connecticut 06511      Harrison LLP
  Boston, Massachusetts          (203) 772-1000      1633 Broadway, 47th Floor
          02110                                       New York, New York 10019
      (617) 248-7000                                       (212) 581-1600

                                  ----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                                  ----------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]


                                  ----------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

   This Amendment No. 7 has been filed for the sole purpose of filing additional exhibits to the Registration Statement.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

      SEC registration fee.......................................... $   36,602
      NASD filing fee...............................................     13,166
      Nasdaq National Market listing fee............................     95,000
      Printing and engraving expenses...............................    175,000
      Legal fees and expenses.......................................    350,000
      Accounting fees and expenses..................................    350,000
      Blue Sky fees and expenses (including legal fees).............      5,000
      Transfer agent and registrar fees and expenses................      5,000
      Miscellaneous.................................................     19,732
                                                                     ----------
        Total....................................................... $1,050,000
                                                                     ==========

   DSL.net will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and the certificate of incorporation of DSL.net that will become effective immediately following this offering and the by-laws as amended prior to this offering will provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers will be indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of DSL.net and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as Exhibits
3.02 and 3.04 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of DSL.net against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

   In addition, we have an existing directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

   (a) Issuances of Capital Stock, Notes and Warrants

   In March 1998, DSL.net issued and sold an aggregate of (i) 5,089,634 shares of common stock for an aggregate of $500 and (ii) 20,000 shares of a prior Series A preferred stock for an aggregate of $50,000.

   In August 1998, DSL.net issued a promissory note in the aggregate principal amount of $100,000.

   In November 1998, DSL.net issued five convertible promissory notes in the aggregate principal amount of $350,000, two warrants to purchase an aggregate 31,250 shares of Series A preferred stock at a price of $1.00 per share and rights to warrants to purchase 56,250 shares of Series A preferred stock at a price of $1.00 per share.

   In December 1998, DSL.net issued and sold an aggregate of (i) 7,634,451 shares of common stock in exchange for 20,000 shares of a prior series A preferred stock and (ii) 4,071,707 shares of common stock in exchange for promissory notes in an aggregate principal amount of $7,637.

   In January 1999, DSL.net issued and sold 3,500,000 shares of Series A preferred stock and warrants to purchase 3,500,000 shares of a prior series B preferred stock for an aggregate of $3,500,000, a portion of which was paid by the cancellation of two convertible promissory notes in the aggregate principal amount of $125,000. In addition, DSL.net issued three warrants to purchase 56,250 shares of Series A preferred stock at a price of $1.00 per share in exchange for the rights to warrants to purchase 56,250 warrants of Series A preferred stock. DSL.net also issued an aggregate of 225,000 shares of Series A preferred stock in conversion of three convertible promissory notes in the aggregate principal amount of $225,000. Each outstanding share of Series A preferred stock is convertible into 2.666 shares of common stock. Finally, DSL.net issued 8 shares of common stock for aggregate consideration of $0.02.

   In March 1999, DSL.net issued and sold an aggregate of 436,256 shares of common stock for services valued at $29,455. Based on subsequent events, DSL.net recognized compensation expense of $587,457 in connection with the issuance of these shares. In addition, DSL.net issued one warrant to purchase 41,726 shares of Series A preferred stock at an exercise price of $2.40 per share.

   In April 1999, DSL.net issued and sold an aggregate of 6,500,000 shares of Series B preferred stock in exchange for 3,500,000 shares of Series A preferred stock and the cancellation of warrants to purchase 3,500,000 shares of a prior series B preferred stock. In addition, in April 1999, DSL.net issued and sold an aggregate of 2,785,516 shares of Series C preferred stock for aggregate consideration of $10,000,002. Each outstanding share of preferred stock is convertible into 2.666 shares of common stock.

   In May 1999, DSL.net issued and sold an aggregate of 2,868,069 shares of Series D preferred stock for aggregate consideration of $30,000,001, including a secured promissory note in an aggregate principal amount of $5,999,429, which note has since been paid in full. Each outstanding share of Series D preferred stock is convertible into 2.666 shares of common stock.

   In June 1999, DSL.net issued an aggregate of 95,603 shares of Series D preferred stock for aggregate consideration of $1,000,007, including a secured promissory note in an aggregate principal amount of $999,912. The note, which contained an interest rate of 6.00%, was paid in full on July 16, 1999. In addition, in July 1999, DSL.net issued an aggregate of 939,086 shares of Series E preferred stock for aggregate consideration of $18,499,994. Each outstanding share of Series D and E preferred stock is convertible into 2.666 shares of common stock.

   (b) Grants and Exercises of Stock Options

   As of August 31, 1999, DSL.net had granted options to purchase an aggregate of 5,623,650 shares of common stock under the 1999 stock plan at exercise prices ranging from $.04 to $7.39 for an aggregate purchase price of approximately $5,573,000, and 93,310 shares of common stock had been issued in connection with the exercise of options.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase common stock and employee stock grants, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.01   Form of Underwriting Agreement.
  1.02   Form of Subscription Agreement by and between DSL.net and Staples,
         Inc.
  3.01   Amended and Restated Certificate of Incorporation of DSL.net, as
         amended.
  3.02   Form of Second Amended and Restated Certificate of Incorporation of
         DSL.net (to be filed immediately after the closing of the offering).
  3.03   Amended and Restated By-laws of DSL.net.
  4.01*  Specimen Certificate for shares of DSL.net's Common Stock.
  4.02   Description of Capital Stock (contained in the Certificate of
         Incorporation filed as Exhibit 3.02).
  4.03*  Form of Stock Purchase Warrant dated as of November 18, 1998 between
         DSL.net and certain investors, as amended.
  4.04*  Form of Stock Subscription Warrant dated as of January 8, 1999 between
         DSL.net and certain investors.
  4.05*  Stock Subscription Warrant dated as of March 4, 1999 by and between
         DSL.net and Comdisco, Inc.
  5.01   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.01+  Amended and Restated 1999 Stock Plan.
 10.02+  1999 Employee Stock Purchase Plan
 10.03*  Amended and Restated Investors' Rights Agreement dated as of July 16,
         1999 between DSL.net and the purchasers named therein.
 10.04*  Master Lease Agreement dated as of March 4, 1999 between Comdisco,
         Inc. and DSL.net, as modified by the Addendum thereto.
 10.05*  Credit Agreement dated as of May 12, 1999 by and between DSL.net and
         Fleet National Bank.
 10.06*  Security Agreement dated as of May 12, 1999 by and between DSL.net and
         Fleet National Bank.
 10.07*  Lease Agreement dated February 5, 1999 by and between DSL.net and Long
         Wharf Drive, LLC., as amended.
 10.08*  Amended and Restated Shareholders' Agreement, as amended, by and among
         DSL.net and certain investors.
 10.09*  Note and Warrant Purchase Agreement dated November 18, 1998 by and among DSL.net and VantagePoint Venture Partners.
 10.10*  Form of Subscription Agreement dated as of October 28, 1998 by and among DSL.net and certain stockholders.
 10.11*  Series A Preferred Stock and Warrant Purchase Agreement dated January
         8, 1999 by and among DSL.net and the investors named therein.
 10.12*  Securities Exchange and Subscription Agreement dated April 15, 1999 by and between DSL.net, VantagePoint Venture Partners 1996, L.P. and
         VantagePoint Communications Partners, L.P.
 10.13*  Series C Preferred Stock Purchase Agreement dated March 31, 1999 by and among DSL.net and the investors named therein.
 10.14*  Series D Preferred Stock Purchase Agreement dated May 12, 1999 by and among DSL.net and the investors named therein.

 Exhibit
   No.                                   Exhibit
 -------                                 -------
 10.15*  Preferred Stock Purchase Agreement dated June 2, 1999 by and between
         DSL.net and Raymond C. Allieri.
 10.16*  Series E Preferred Stock Purchase Agreement dated July 6, 1999 by and between DSL.net and Microsoft Corporation.
 10.17*  Series E Preferred Stock Purchase Agreement dated July 16, 1999 by and between DSL.net and Staples, Inc.
 10.18+* Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and David Struwas.
 10.19+* Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and John Jaser.
 10.20*  On-Net Service Agreement dated February 2, 1999 by and between DSL.net and MCI Worldcom Technologies, Inc.
 23.01   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
         5.01).
 23.02*  Consent of PricewaterhouseCoopers, LLP.
 24.01*  Power of Attorney.
 27.01*  Financial Data Schedule.

---------------------
*  Previously filed.
** To be filed by amendment.
+ Indicates a management contract or any compensatory plan, contract or arrangement.

   (b) Financial Statement Schedules

   Schedule II

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to the Registration Statement (File No. 333-80141) to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut on October 1, 1999.

                                          DSL.NET, INC.

                                          By: /s/ Stephen Zamansky
                                          ---------------------------------
                                              Stephen Zamansky
                                              Vice President  and General
                                              Counsel

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----
                  *                    President, Chief Executive   October 1, 1999
______________________________________  Officer and Director
           David F. Struwas             (Principal Executive
                                        Officer)

                  *                    Chief Financial Officer      October 1, 1999
______________________________________  and Vice President,
           Robert Q. Berlin             Strategic Planning
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Director                     October 1, 1999
______________________________________
          Robert Gilbertson

                  *                    Director                     October 1, 1999
______________________________________
         William J. Marshall

                  *                    Director                     October 1, 1999
______________________________________
           William Seifert

                  *                    Director                     October 1, 1999
______________________________________
           James D. Marver

                  *                    Director                     October 1, 1999
______________________________________
             Paul K. Sun

    /s/ Stephen Zamansky
*By: ___________________________
   Stephen Zamansky
   as Attorney-in-Fact

                                 Exhibit Index

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.01   Form of Underwriting Agreement.
  1.02   Form of Subscription Agreement by and between DSL.net and Staples,
         Inc.
  3.01   Amended and Restated Certificate of Incorporation of DSL.net, as
         amended.
  3.02   Form of Second Amended and Restated Certificate of Incorporation of
         DSL.net (to be filed immediately after the closing of the offering).
  3.03   Amended and Restated By-laws of DSL.net.
  4.01*  Specimen Certificate for shares of DSL.net's Common Stock.
  4.02   Description of Capital Stock (contained in the Certificate of
         Incorporation filed as Exhibit 3.02).
  4.03*  Form of Stock Purchase Warrant dated as of November 18, 1998 between
         DSL.net and certain investors, as amended.
  4.04*  Form of Stock Subscription Warrant dated as of January 8, 1999 between
         DSL.net and certain investors.
  4.05*  Stock Subscription Warrant dated as of March 4, 1999 by and between
         DSL.net and Comdisco, Inc.
  5.01   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.01+  Amended and Restated 1999 Stock Plan.
 10.02+  1999 Employee Stock Purchase Plan.
 10.03*  Amended and Restated Investors' Rights Agreement dated as of July 16,
         1999 between DSL.net and the purchasers named therein.
 10.04*  Master Lease Agreement dated as of March 4, 1999 between Comdisco,
         Inc. and DSL.net, as modified by the Addendum thereto.
 10.05*  Credit Agreement dated as of May 12, 1999 by and between DSL.net and
         Fleet National Bank.
 10.06*  Security Agreement dated as of May 12, 1999 by and between DSL.net and
         Fleet National Bank.
 10.07*  Lease Agreement dated February 5, 1999 by and between DSL.net and Long
         Wharf Drive, LSL., as amended.
 10.08*  Amended and Restated Shareholders' Agreement, as amended, by and among
         DSL.net and certain investors, as amended.
 10.09*  Note and Warrant Purchase Agreement dated November 18, 1998 by and among DSL.net and VantagePoint Venture Partners.
 10.10*  Form of Subscription Agreement dated as of October 28, 1998 by and among DSL.net certain investors.
 10.11*  Series A Preferred Stock and Warrant Purchase Agreement dated January
         8, 1999 by and among DSL.net and the investors named therein.
 10.12*  Securities Exchange and Subscription Agreement dated April 15, 1999 by and between DSL.net, VantagePoint Venture Partners 1996, L.P. and
         VantagePoint Communications Partners, L.P.
 10.13*  Series C Preferred Stock Purchase Agreement dated March 31, 1999 by and among DSL.net and the investors named therein.
 10.14*  Series D Preferred Stock Purchase Agreement dated May 12, 1999 by and among DSL.net and the investors named therein.
 10.15*  Preferred Stock Purchase Agreement dated June 2, 1999 by and between
         DSL.net and Raymond C. Allieri.

 Exhibit
   No.                                   Exhibit
 -------                                 -------
 10.16*  Series E Preferred Stock Purchase Agreement dated July 6, 1999 by and between DSL.net and Microsoft Corporation.
 10.17*  Series E Preferred Stock Purchase Agreement dated July 16, 1999 by and between DSL.net and Staples, Inc.
 10.18+* Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and David Struwas.
 10.19+* Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and John Jaser.
 10.20*  On-Net Service Agreement dated February 2, 1999 by and between DSL.net and MCI Worldcom Technologies, Inc.
 23.01   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
         5.01).
 23.02*  Consent of PricewaterhouseCoopers, LLP.
 24.01*  Power of Attorney.
 27.01*  Financial Data Schedule.

---------------------
*  Previously filed.
** To be filed by amendment.
+ Indicates a management contract or any compensatory plan, contract or arrangement.